Comparative Performance Simulated & Historical ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration No. 333-277211 July 1, 2024 An Artificially Intelligent Equity Index with IBM Watson™ The AI Powered US Equity Adjusted Total Return Index ("AiPEXAR") is comprised of Large and Mid Cap U.S. publicly traded companies. AiPEXAR utilizes artificial intelligence to dynamically select the constituents while maintaining volatility compared to the Solactive US 500 Index through a tracking error constraint. AiPEXAR is a total return index with a 5.0% per annum adjustment factor, or decrement. Source: Solactive, EquBot, HSBC, Bloomberg, from 1/3/2011 to 6/28/2024. The graph above sets forth the hypothetical back-tested performance of the Index from January 3, 2011 through July 14, 2021 and actual index performance thereafter through June 28, 2024. See the risk factors and “Use of Simulated Returns” herein. AI Powered US Equity Adjusted Total Return Index Q2 2024 Fact Card Key Features Index Returns: Simulated & Historical Source: Solactive, EquBot, HSBC, Bloomberg, from 1/3/2011 to 6/28/2024 YTD 1Y 3Y 5Y 10 Y Volatility Bloomberg Ticker 10Y Index returns as of 6/28/2024 AiPEXAR Information Advantage AiPEXAR is part of a suite of AI indexes that are the first and only to use IBM Watson’s unique insights to continuously learn and analyze millions of pieces of traditional and non-traditional data each day. Equity Selection Applying what it has learned, AiPEXAR selects a portfolio of US Large & Mid Cap company shares based on their combined AI scores, subject to allocation constrains. 100% Equities AiPEXAR is 100% composed of US equities selected by the AI at all times and will not invest in cash or other instruments. AiPEXAR 12.38% compound annual return SPX 11.40% compound annual return 11.54% 16.35% 5.15% 48.77% 17.45% 151.78% SPX The HSBC AI Powered US Equity Indexes won the Best New Index award from SPi. This award recognizes the best non-traditional index provider of the year, based on methodology, innovation, and value to investors. Winner Best New Index 2021 AiPEXAR AI Powered US Equity Adjusted Total Return Index AiPEXAR S&P 500 Index (PR) SPX 0 1000 2000 3000 4000 5000 6000 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024

Risks Associated with the AI Powered US Equity Adjusted Total Return Index (the “Index”) AiPEXAR 3-Step Investment Process 3. Diversify & Adjust Companies are assigned portfolio weights, with the largest weights going to the companies with the highest combined scores, subject to strategic constraints1 .. 2. Select Approximately 250 companies with the highest combined Financial Health, Management, and News and Information Scores are selected for the portfolio. 1. Score Scores for the companies included in the Solactive US Large & Mid Cap Index are calculated based on: • Financial Health Score: evaluates a company’s fundamentals and key figures. • Management Score: assesses a company’s management strength and thought leadership. • News & Information Score: measures a company’s market sentiment, economic, and geopolitical risks. Risk Factors: • The Adjustment Factor, or decrement, of 5.00% per annum and the monthly Rebalancing Fee of 0.01% of the change in the composition of the Notional Portfolio will always adversely aect the performance of the Index. • Any potential benefit from the total return feature of the Notional Portfolio will be reduced by the Index’s decrement of 5.00% per annum. • The Index strategy is not guaranteed to succeed. • The Index and the Notional Portfolio are purely notional. • The Index was recently launched and has a limited operating history. • Solactive administers, calculates and publishes the Index, the Index Universe and the Benchmark. • The Index selects and weights the Index Components based on AI models; the strategies and views implicit in such models and in the Index are not guaranteed to succeed. • The method by which the Index reweights the Index Components and the reallocation period may negatively aect the Index’s level. • The Index Universe is exposed to equity risk, including from mid-capitalization companies. Please see the risk factors section of the relevant oering document for any HSBC-issued investment linked to the Index for a full description of the risks relating to the Index. Important Disclaimer Information This document is for informational purposes only and intended to provide a general overview of the Index and does not provide the terms of any specific issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing in a specific structured investment, investors should carefully review the relevant disclosure documents, which explain in detail of the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in financial instruments linked to the Index is not equivalent to a direct investment in any part of the Index. This document contains market data from various sources other than us and our aliates, and, accordingly, we make no representation or warranty as to the market data’s accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our aliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon. HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any oering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and any related oering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related oering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. Solactive AG Solactive is the administrator and calculation agent of the Index. The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Solactive reserves the right to change the methods of calculation or publication and Solactive shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. Solactive shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suered or incurred as a result of the use (or inability to use) of the Index. Use of Simulated Returns The Index was launched on July 14, 2021 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Index, which may make it more dicult for you to evaluate the historical performance of the Index and make an informed investment decision than would be the case if the Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index’s calculation methodology to historical prices of the underlying constituents. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. Hypothetical back-tested results are neither an indicator nor a guarantor of future results. The hypothetical back-tested performance of the Index prior to July 14, 2021 cannot fully reflect the actual results that would have occurred had the Index actually been calculated during that period, and should not be relied upon as an indication of the Index’s future performance. HSBC operates in various jurisdictions through its aliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. © 2024 HSBC USA Inc. All rights reserved. All Sources: Solactive, EquBot, HSBC, Bloomberg, from January 3, 2011 to June 28, 2024. 1 Constraints include: diversification; market liquidity limits; weight allocation; and caps at 2.6% of the Solactive US 500 Index’s volatility at each monthly rebalance. For more information on the index methodology, please see the AI Powered US Equity Adjusted Total Return Index Guideline published by Solactive AG. Information contained in these Index Guidelines or otherwise available from Solactive is not incorporated by reference in, and should not be considered a part of, this brochure.